Elevate Lights Up Southern California.

Consumers get access to the nation’s fastest wireless broadband. The Elevate Stack bundles, for the first time, all four of the most popular premium digital services delivered over a 100% wireless network.

SAN CLEMENTE, CA March 1, 2011.  Elevate Marking Group, a wholly-owned subsidiary of Highland Business Services, Inc. (OTCBB: HGLB), a leading provider of wireless broadband services and operator of the first bundled services platform to include all four of the most popular premium digital services, today announced the availability of The Stack™, for businesses and consumers throughout southern California. Availability is throughout the Los Angeles and San Diego metro areas. The Stack™ makes it possible for consumers to connect at speeds four times greater than 3G at home and on the go. The Stack™ is a premium digital service bundle that includes High-speed Internet, Digital Phone, Monitored two-way voice security, and premium entertainment.

In southern California, The Stack™ covers more than 5 million people. Elevate service extends to areas from north Hollywood along the I-5 corridor south to San Diego. A detailed coverage map is available at www.goelevate.com.

"Elevate offers an alternative to traditional service providers," said Wright Thurston, CEO. " For the first time, consumers are able to wirelessly access the Internet at super-fast speeds, while enjoying the convenience of a fully integrated bundle, at affordable prices, and without limits on how much they use."

For a limited time, new customers can take advantage of introductory pricing that includes all four premium digital services. “It starts with ultra-high speed Internet. We added unlimited digital phone, monitored home security and premium television service. It is the only bundle to offer all four in one over a 4G wireless network.”

ELEVATE LIFE.

The Elevate experience is similar to Wi-Fi but without the short-range limitations. Elevate uses wireless technology that is fundamentally different from Wi-Fi because it provides service areas measured in miles, not feet. Elevate offers average download speeds of 3 to 6 mbps with bursts over 10 mbps.

Elevate 4G service is currently available in 12 markets across the United States.

About Elevate

Elevate is on a path to be the leading provider of communications and digital services company. Elevate operating companies are the providers of Elevate Digital Services in the United States and in a growing number countries around the world. With a powerful array of network resources that include connections to the nation’s fastest mobile broadband network, Elevate is positioned to be a leading provider of wireless, 4G high-speed Internet, monitored home security and VoIP voice services. It also offers advanced TV services under the Elevate Entertainment Brand.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the Merger between Elevate and Highland, as well as plans to continue as a leading provider of communications and digital services and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, our ability to complete the merger, the continued ownership and operation of the Elevate community of services, and any other difficulties related to risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue our growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: Elevate Marketing Group a wholly-owned subsidiary of Highland Business Services, Inc.

CONTACT: Bryan Ferre

Elevate Marketing Group
201 Avenida Fabricante, Suite 101
San Clemente, California
801-602-1188
www.goelevate.com